Exhibit 4.49

Termination Agreement

of

The Agreement Control Documents

among

Dai Kun

and

Beijing Minsi Lianhua Investment Management Co., Ltd

and

Yougu (Shanghai) Information Technology Co., Ltd.

and

Youxin Yishouche (Beijing) Information Technology Co., Ltd.

March 31, 2022

Termination Agreement of the Agreement Control Documents

This Termination Agreement of the Agreement Control Document (hereinafter referred to as the “Agreement") is made and entered into by the following parties in Beijing, People's Republic of China (hereinafter referred to as the “P.R.C.", excluding Hong Kong, Macau and Taiwan regions for the purposes of the Agreement) on March 31, 2022 (hereinafter referred to as the “Signing Date").

1.
Dai Kun, a natural person of Chinese nationality, ID number is [*] (together with Minshi Lianhua, the "Existing Shareholders");

2.
Beijing Minsi Lianhua Investment Management Co., Ltd, a company established and validly existing under the laws of the P.R.C., with its registered office at No.5704, 5/F, Shenchang Building, No.51 Zhichun Road, Haidian District, Beijing, China (hereinafter referred to as "Minsi Lianhua", together with Dai Kun, the "Existing Shareholders");

3.
Yougu (Shanghai) Information Technology Co., Ltd., a limited liability company established and validly existing under the laws of the P.R.C., with its registered office at Room 368, Part 302, 211 North Road, China（Shanghai） Pilot Free Trade Zone. (hereinafter referred to as the "WFOE"); and

4.
Youxin Yishouche (Beijing) Information Technology Co., Ltd. , a limited liability company established and validly existing under the laws of the P.R.C., with its registered office at 3/F, No.60-13, Building 10, Lot No.7, No. A38 Xiaoguan Street, Chaoyang District, Beijing, China (hereinafter referred to as the "VIE Company").

For the purposes of the Agreement, each of the VIE Company, WFOE and the Existing Shareholders is hereinafter referred to as the "Party" and collectively as the "Parties".

Whereas:

1.
Yougu (Shanghai) Information Technology Co., Ltd., Dai Kun and Youxin Yishouche (Beijing) Information Technology Co., Ltd. entered into the Equity Pledge Agreement, the Exclusive Purchase Right Agreement and the Power of Attorney on 2016; Yougu (Shanghai) Information Technology Co., Ltd., Minsi Lianhua and Youxin Yishouche (Beijing) Information Technology Co., Ltd. entered into the Equity Pledge Agreement, the Exclusive Purchase Right Agreement and the Power of Attorney on 2016; Yougu (Shanghai) Information Technology Co., Ltd. and Youxin Yishouche (Beijing) Information Technology Co., Ltd. entered into the Exclusive Business Cooperation Agreement on 2016; (the above documents are collectively referred to as the "Existing Control Documents").
2.
It is hereby agreed that WFOE shall complete its equity control over VIE Company by acquiring all equities of VIE Company held by the Existing Shareholders, sign an equity transfer agreement satisfactory to the other Parties, and terminate all the Existing Control Documents in accordance with the Agreement.

Now Therefore, the Parties have reached the following agreement through consultation:

1.
Terminate the Existing Control Documents
1.1
The Parties hereby irrevocably agree and confirm that the Existing Control Documents shall be terminated and cease to have any effect as of the Signing Date, and WFOE and the VIE Company (and other Parties shall provide necessary assistance) shall go through the registration of cancellation of equity pledge with the administrative authorities for industry and commerce immediately after the Signing Date and submit necessary documents.
1.2
From the Signing Date, each Party shall no longer enjoy the rights under the Existing Control Documents and shall no longer be liable to fulfill the obligations thereunder. Each Party hereto shall not be required to reinstate or return the part (if any) that has been fulfilled according to the Existing Control Documents.
1.3
From the Signing Date, the Parties hereto irrevocably and unconditionally exempt from any dispute, claim, demand, right, obligation, liability, action, contract or cause of action of any kind or nature that was, is or may be owned by the other Parties hereto, directly or indirectly related to or arising from the Existing Control Documents.
1.4
Without prejudice to the generality of Section 1.3 of the Agreement, from the Signing Date, the Parties hereby exempt itself, its heirs, successors, assigns or executors from any past, present or future commitment, debt, claim, demand, obligation and liability of any kind or nature whatsoever to the other Parties hereto (and any present and former directors, officers, employees, legal advisors and agents of such other Parties, the affiliates of such persons, and the respective successors and assignees of such Parties) that has or may have in connection with or arising out of the Existing Control Documents, which may include legal and equality-based reasons for claims and prosecutions, whether such claims or prosecutions have been or have not been filed, absolute or contingent, known or unknown.
2.
Representations and Warranties

On the Signing Date, Each Party hereby jointly and severally represents and warrants to the other Parties as follows:

2.1
It has obtained the necessary authorization and has the right to enter into the Agreement; Its execution and performance of the Agreement shall not constitute a conflict, restriction or violation of laws, regulations or agreements binding or affecting it.
2.2
The Agreement, once being signed by the Parties hereto, shall constitute a legal, valid and binding obligation of the Parties and shall be enforceable against such Parties in accordance with the Agreement.

2.3
There is no litigation, arbitration, or legal, administrative or other proceeding or government investigation in connection with the subject matter of the Agreement.
3.
Commitments

For the purpose of successfully completing the termination of rights and obligations under the Existing Control Documents, each Party shall sign all such documents and take all such actions that are necessary or appropriate to actively cooperate with the other Parties to obtain relevant government approval or/and registration documents and go through relevant termination procedures.

4.
Liability for Breach of Contract

If either Party hereto breaches the Agreement and fails to perform its obligations hereunder, whether in whole or in part, it shall bear the liability for breach of contract and make compensation to the other Parties for the losses thus suffered.

5.
Duty of Confidentiality

The Parties acknowledge and confirm that any information exchanged with each other in relation to the Agreement, whether oral or written, shall be deemed as Confidential Information. All the Confidential Information shall be kept confidential and shall not be disclosed to any third party without the written consent of the other Parties hereto, except (a) information that is or will be known to the public not due to unauthorized disclosure by either Party hereto; (b) information required to be disclosed by applicable laws or regulations; or (c) information required to be disclosed by any Party hereto to its affiliates, the directors, officers, employees, potential investors, financing sources or professional advisors of such Party or its affiliates in connection with the transactions contemplated by the Agreement, provided that such potential investors, legal or financial advisor shall also be subject to confidentiality obligations similar to those set forth in this Section. Disclosure by the staff or the employing agency of either Party shall be deemed as such Party's disclosure, and such Party shall bear the liability for breach of contract according to the Agreement. This Section shall survive termination of the Agreement for whatsoever reason.

6.
Applicable Law and Dispute Resolution
6.1
The conclusion, validity, interpretation, performance, modification and termination of the Agreement and the settlement of disputes hereunder shall be governed by Chinese laws.
6.2
In the event of any dispute, claim, controversy, breach of contract, termination or invalidity (hereinafter referred to as the "Dispute") concerning the interpretation or performance of the Agreement, the Parties hereto shall first settle it through friendly negotiation. If the Parties fail to settle the dispute through friendly negotiation after either Party sends a written notice requesting negotiation, unless otherwise agreed in writing, the dispute shall be submitted to the China International Economic and Trade Arbitration Commission (hereinafter referred to as the “CIETAC”) for arbitration in accordance with its arbitration rules then in effect, and the place of arbitration shall be Beijing. Any arbitral award made in accordance with this Section shall be final and binding upon the Parties.
6.3
In the event of any dispute arising out of the interpretation or performance of the Agreement, or while any dispute is being arbitrated, the Parties hereto shall continue to exercise other rights and perform other obligations under the Agreement, except with respect to the matters in dispute.
7.
Miscellaneous
7.1
The Agreement shall come into force immediately after being signed or sealed by all the Parties hereto on the Signing Date first written above.
7.2
The Agreement may be executed in one or more counterparts, each of which shall have the same legal effect.
7.3
The Parties hereto may amend and supplement the Agreement by written agreement. Any amendment agreement and/or supplementary agreement reached among the Parties hereto shall be an integral part of the Agreement and shall have the same legal effect as the Agreement.
7.4
The invalidity or unenforceability of any provision under the Agreement shall not affect the legal effect of the remaining provisions under the Agreement.

[The remainder of this page is intentionally left blank]

(Signature Page of the Termination Agreement of the Agreement Control Documents)

IN WITNESS WHEREOF, the Parties hereto have caused the Agreement to be executed by their duly authorized representatives on the date first written above.

Dai Kun

Signature: /s/ Dai Kun

Signing Page of the Termination Agreement

(Signature Page of the Termination Agreement of Agreement Control Documents)

IN WITNESS WHEREOF, the Parties hereto have caused the Agreement to be executed by their duly authorized representatives on the date first written above.

Yougu (Shanghai) Information Technology Co., Ltd. (Seal)

[Company seal is affixed]

Signature: /s/ Zeng Zhen

Name: Zeng Zhen

Title: Legal Representative

Youxin Yishouche (Beijing) Information Technology Co., Ltd. (Seal)

[Company seal is affixed]

Signature: /s/ Zeng Zhen

Name: Zeng Zhen

Title: Legal Representative

Signing Page of the Termination Agreement

(Signature Page of the Termination Agreement of Agreement Control Documents)

IN WITNESS WHEREOF, the Parties hereto have caused the Agreement to be executed by their duly authorized representatives on the date first written above.

Beijing Minsi Lianhua Investment Management Co., Ltd (Seal)

[Company seal is affixed]

Signature: /s/ Xu Bo

Name: Xu Bo

Title: Legal Representative

Signing Page of the Termination Agreement